dfbfile\PMCC\GottPA.12
Draft Date: December 27, 1988
Draft Time: 4:27 pm










PARTICIPATION AGREEMENT


among


GOTTSCHALKS, INC.,
Lessee,

GENERAL FOODS CREDIT INVESTORS N0.2 CORPORATION,
Owner Participant,


and

MANUFACTURERS HANOVER TRUST COMPANY OF CALIFORNIA,
Owner Trustee,
Lessor


Dated as of December 1, 1988
                      _____________________


Retail Stores in Stockton and Bakersfield, California and Distribution Facility in Madera, California

                        TABLE OF CONTENTS


                     PARTICIPATION AGREEMENT


ARTICLE I.     DEFINITIONS  . . . . . . . . . . . . . . . . .   2


ARTICLE II.    PURCHASE, SALE AND LEASE OF
               FACILITY

     SECTION 2.01.  Actions by the Lessee . . . . . . . . . .  2
     SECTION 2.02.  Actions by the Owner Participant
                    and the Owner Trustee . . . . . . . . . .   3


ARTICLE III.   COMMITMENTS

     SECTION 3.01.  Payments on Closing Dates . . . . . . . .  3
     SECTION 3.02.  Time and Place of Closings . . . . . . .  4
     SECTION 3.03.  Interest Payments to Participants . . . .  4
     SECTION 3.04.  Cut-Off Dates . . . . . . . . . . . . . .  4
     SECTION 3.05.  Bakersfield HVAC Equipment . . . . . . .  4


ARTICLE IV.    CONDITIONS PRECEDENT

     SECTION 4.01.  Conditions Precedent to
                    the Obligations of the Lessee . . . . . .  5
     SECTION 4.02.  Conditions Precedent to
                    Obligations of the Owner Participant  . .   6


ARTICLE V.     REPRESENTATIONS AND WARRANTIES

     SECTION 5.01.  Representations and Warranties
                    of All Parties . . . . . . . . . . . . .  11
     SECTION 5.02.  Further Representations and Warranties of
                    the Lessee . . . . . . . . . . . . . . .  12
     SECTION 5.03.  Further Representations and Warranties
                    of the Owner Participant . . . . . . . .  15
     SECTION 5.04.  Further Representations and Warranties
                    of the Bank . . . . . . . . . . . . . . .  16


ARTICLE VI.    COVENANTS

     SECTION 6.01.  Covenants of Lessee . . . . . . . . . . .  16
     SECTION 6.02.  Concerning the Indenture Estate . . . . .  18
     SECTION 6.03.  Mutual Covenants of Confidentiality . . .  19

ARTICLE VII.   GENE@AL INDEMNITY

     SECTION 7.01.  General Indemnity . . . . . . . . . . . .  19
     SECTION 7.02.  Contest . . . . . . . . . . . . . . . . .  20
     SECTION 7.03.  Payment . . . . . . . . . . . . . . . . .  21


ARTICLE VIII.  GENERAL TAX INDEMNITY

     SECTION 8.01.  Indemnity . . . . . . . . . . . . . . . .  2]
     SECTION 8.02.  Exclusions from General Tax
                     Indemnity . . . . . . . . . . . . . . . .
     22 SECTION 8.03.  Calculation of General Tax
                     Indemnity Payments . . . . . . . . . . .  23
     SECTION 8.04.  General Tax Indemnity - Contests . . . .  24
     SECTION 8.05.  General Tax Indemnity - Reports . . . . .  27
     SECTION 8.06.  General Tax Indemnity - Payment . . . . .  28
     SECTION 8.07.  General Tax Indemnity - Survival . . . .  28


ARTICLE IX.    EXPENSES

     SECTION 9.01.  Transaction Expenses
                     and Other Expenses . . . . . . . . . . .  28
     SECTION 9.02.  Amendments; Waivers; Etc. . . . . . . . .  29


ARTICLE X.     TRANSFER OF THE OWNER PARTICIPANT'S
                INTEREST . . . . . . . . . . . . . . . . . . .
29


ARTICLE XI.    MISCELLANEOUS

     SECTION 11.01.  Concerning the Owner Trustee . . . . . .  30
     SECTION 11.02.  Notices . . . . . . . . . . . . . . . .  30
     SECTION 11.03.  Severability . . . . . . . . . . . . . .  30
     SECTION 11.04.  No Oral Modification or
                      Continuous Waivers . . . . . . . . . . .
     30 SECTION 11.05.  Successors and Assigns . . . . . . . . .
     30 SECTION 11.06.  Headings . . . . . . . . . . . . . . . .
     31 SECTION 11.07.  Governing Law . . . . . . . . . . . . .
     31 SECTION 11.08.  Counterpart Form . . . . . . . . . . . .
     31


APPENDIX A               Definitions

SCHEDULE 3.01            Addresses for Payments and Notices

EXHIBIT A                Lease Agreement
EXHIBIT B                Trust Agreement
EXHIBIT C                Stockton Bill of Sale
EXHIBIT D                Bakersfield Bill of Sale
EXHIBIT E                Madera Bill of Sale
EXHIBIT F                Assignment of Stockton Ground Lease

EXHIBIT G                Bakersfield Ground Lease
EXHIBIT H                Madera Ground Lease
EXHIBIT I                Tax Indemnification Agreement
EXHIBIT 3.05             Bakersfield HVAC Equipment
EXHIBIT 4.02(q)(i)       Form of Opinion of Munger, Tolles &
                         Olson
EXHIBIT 4.02(q)(ii)      Form of Opinion of Kelley, Drye &
                          Warren
EXHIBIT 4.02(q)(iii)     Form of Opinion of Hunton & Williams
EXHIBIT 4.02(q)(iv)      Form of McKenna, Conner & Cuneo

                     PARTICIPATION AGREEMENT


          PARTICIPATION AGREEMENT dated as of December 1, 1988, among GOTTSCHALKS, INC., a Delaware corporation, as Lessee (the "Lessee"), GENERAL FOODS CREDIT INVESTORS N0.2 CORPORATION, a Delaware corporation, as Owner Participant (the "Owner Par-ticipant") and MANUFACTURERS HANOVER TRUST COMPANY OF CALIFORNIA, a California corporation, not in its individual capacity except as specifically provided herein but solely as Owner Trustee (in its individual capacity, the "Bank", and not in its individual capacity but solely as Owner Trustee, the "Owner Trustee");

                             RECITALS

          Contemporaneously with the execution and delivery of this Agreement, the Owner Participant is entering into the Trust
Agreement with the Owner Trustee providing for the creation of the Owner Trust.

          The Lessee owns the Bakersfield and Stockton Facilities and the Bakersfield Site, and holds a leasehold interest in the Stockton Site. The Gottschalk Affiliate owns the Madera Facility and Site. The Stockton Ground Lessor owns the Stockton Site.

          On the First Closing Date, (a) the Owner Trustee intends to purchase from the Lessee, and the Lessee intends to sell to the Owner Trustee, the Bakersfield Facility pursuant to the terms hereof and the Bakersfield Bill of Sale, (b) the Owner Trustee intends to lease from the Lessee, and the Lessee intends to lease to the Owner Trustee, the Bakersfield Site pursuant to the Bakersfield Ground Lease, (c) the Owner Trustee intends to lease to the Lessee, and the Lessee intends to lease from the Owner Trustee, the Bakersfield Facility pursuant to the Lease, and (d) the Owner Trustee intends to sublease to the Lessee, and the Lessee intends to sublease from the Owner Trustee, the Bakersfield Site pursuant to the Lease.

          On the Second Closing Date, (a) the Owner Trustee intends to purchase from the Lessee, and the Lessee intends to sell to the Owner Trustee, the Stockton Facility pursuant to the terms hereof and the Stockton Bill of Sale, (b) the Owner Trustee intends to accept from the Lessee, and the Lessee intends to transfer to the Owner Participant, the rights of the Lessee under the Stockton Ground Lease pursuant to the Assignment of Stockton Ground Lease, (c) the Owner Trustee intends to lease to the Lessee, and the Lessee intends to lease from the Owner Trustee, the Stockton Facility pursuant to the Lease, and (d) the Owner Trustee intends to sublease to the Lessee, and the Lessee intends to sublease from the Owner Trustee, the Stockton Site pursuant to the Lease.


          On the Third Closing Date, (a) the Owner Trustee intends to purchase from the Gottschalk Affiliate and the Lessee intends to cause the Gottschalk Affiliate to sell to the Owner Trustee, the Madera Facility pursuant to the Madera Bill of Sale,
(b) the Owner Trustee intends to lease from the Gottschalk Affiliate, and the Lessee intends to cause the Gottschalk Affiliate to lease to the Owner Trustee, the Madera Site pursuant to the Madera Ground Lease, (c) the Owner Trustee intends to lease to the Lessee, and the Lessee intends to lease from the Owner Trustee the Madera Facility pursuant to the Lease, and (d) the Owner Trustee intends to sublease to the Lessee, and the Lessee intends to sublease from the Owner Trustee, the Madera Site pursuant to the Lease.

          In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

          Unless the context requires otherwise, capitalized terms used but not defined herein are used as defined in Appendix
A. References to articles and sections are to articles and sections in this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE, SALE AND LEASE OF FACILITIES

     SECTION 2.01. Actions by Lessee. Subject to Section 4.01, the Lessee shall:

          (a) on the First Closing Date, (i) execute and deliver the Bakersfield Bill of Sale, thereby conveying title to the Bakersfield Facility to the Owner Trustee, (ii) execute and deliver the Bakersfield Ground Lease, thereby leasing the Bakersfield Site to the Owner Trustee, and (iii) execute and deliver the Lease, thereby leasing the Bakersfield Facility and subleasing the Bakersfield Site from the Owner Trustee.

          (b) on the Second Closing Date, (i) execute and deliver the Stockton Bill of Sale, thereby conveying title to the Stockton Facility to the Owner Trustee, (ii) execute and deliver the Assignment of Stockton Ground Lease and cause the Stockton Ground Lessor to consent thereto, thereby assigning the Lessee's rights under the Stockton Ground Lease (an original executed copy of which shall be attached thereto) to the Owner Trustee, and
(iv) execute and deliver the Stockton Lease Supplement, thereby evidencing and establishing that the Stockton Facility and the Stockton Site have been leased and subleased to the Lessee pursuant to the Lease, respectively.

          (c) on the Third Closing Date, (i) cause the Gottschalk Affiliate to execute and deliver the Madera Bill of Sale, thereby conveying title to the Madera Facility to the Owner Trustee, (ii) cause the Gottschalk Affiliate to execute and deliver the Madera Ground Lease, thereby leasing the Madera Site to the Owner Trustee, and (iii) execute and deliver the Madera Lease Supplement, thereby evidencing and establishing that the Madera Facility and the Madera Site have been leased and subleased to the Lessee pursuant to the Lease, respectively.

     SECTION 2.02. Actions By Owner Participant and the Owner Trustee. The Owner Participant and the Owner Trustee agree that, once the Owner Participant has made available its Commitment to the Owner Trustee on the Closing Dates, this shall constitute, without further act, authorization by the Owner Participant to the Owner Trustee pursuant to the Trust Agreement to take the following actions:

          (a) on the First Closing Date, (i) to accept delivery from the Lessee of the Bakersfield Bill of Sale, (ii) to execute and deliver the Bakersfield Ground Lease, and (iii) to execute and deliver the Lease;

          (b) on the Second Closing Date, (i) to accept delivery from the Lessee of the Stockton Bill of Sale, (ii) to accept delivery of the Assignment of Stockton Ground Lease, and (iii) to execute and deliver the Stockton Lease Supplement; and

          (c) on the Third Closing Date, (i) to accept delivery from the Gottschalk Affiliate of the Madera Bill of Sale, (ii) to execute and deliver the Madera Ground Lease and (iii) to execute and deliver the Madera Lease Supplement.


ARTICLE III

COMMITMENTS

     SECTION 3.01. Payments on Closing Dates. On the Closing Dates, the Owner Participant will make available an amount equal to its applicable Commitment by wire transfer of immediately available funds at or before 10:00 a.m., New York City time, to the account of the Owner Trustee at Wells Fargo Bank, N. A. (Account No. 4001-179936). The Owner Trustee, upon confirmation by the Owner Participant that the conditions precedent set forth in Section 4.02 have been satisfied, will transfer such amounts to the Lessee by wire transfer of immediately available funds to the account of the Lessee at Wells Fargo Bank, N. A. (Account No. 4192-049534).

     SECTION 3.02. Time and Place of Closings. The closings of the transactions described in Article II shall take place on each of the Closing Dates at 10:00 a.m., New York City time, at the offices of Hunton & Williams, 100 Park Avenue, New York, New York, or at such other time and place as the parties hereto shall agree. All of the actions or events contemplated by this Agree-ment for any Closing Date and taken or occurring on such Closing Date shall be deemed to occur simultaneously.

     SECTION 3.03. Interest Payments to the Owner Participant. If for any reason whatsoever the transactions contemplated hereby shall fail to be consummated on the specified Closing Dates, the Owner Trustee shall return any funds made available to it by the Owner Participant and, without waiving any of its rights hereunder or under any other Basic Document, the Lessee shall reimburse the Owner Participant (unless the Owner Participant's default shall have caused such failure) for the loss of the use of such funds by paying to the Owner Participant, on demand, interest thereon at the Base Rate for the period from and including the relevant Closing Date to but not including the earlier of the Business Day on which such funds shall be returned to the Owner Participant (unless such funds shall be returned later than 12:00 noon New York City time, in which event such Business Day shall be included) or the actual date on which the transactions contemplated for the Closing Date shall be consummated. The Owner Trustee shall invest, for the account and at the direction and risk of the Lessee, any funds that it shall have received from the Owner Participant in investments satisfactory to the Owner Participant and, unless instructed otherwise by the Owner Participant, the Owner Trustee shall return such funds not later than 12:00 noon New York City time on the next Business Day following the Closing Date.

          SECTION 3.04 Cut-Off Dates. The obligation of the Owner Participant to make available its Commitment as contemplated herein (a) on the Second Closing Date shall terminate if such Closing Date does not occur on or before August 1, 1989, and (b) on the Third Closing Date shall terminate if such Closing Date does not occur on or before August 1, 1989. Such failure, whether resulting from an inability to meet the conditions precedent set forth in Article IV or otherwise, shall not in anyway affect the obligations of the parties hereto incurred prior to such date.

          SECTION 3.05. Bakersfield HVAC Equipment. If the Lessee has, on.or by March 31, 1989, caused Chrysler Capital Corporation to terminate its lease with respect to the heating, ventilation and air conditioning equipment with respect to the Bakersfield Facility described in Exhibit 3.05, so that good, valid and merchantable title to such equipment, free and clear of all Liens except for Permitted Encumbrances, can be transferred to the Owner Trustee, then, on the Second Closing Date or such other date as is agreed to by the Owner Participant and the Lessee, the Owner Participant will purchase such equipment for $788,187.00. Such funding shall be made in accordance with the procedures set forth in this Article, and the obligation of the Owner Participant to make such funding on such date shall be subject to the fulfillment to its satisfaction or its waiver of all conditions set forth below that would have been required to be so fulfilled had such equipment been part of the Bakersfield Facility on the First Closing Date. If such funding occurs, such equipment shall be deemed to be a part of the Bakersfield Facility for all purposes of the Basic Documents and, for the purpose of computing Basic Rent under the Lease, the Bakersfield Commitment shall be increased by the amount funded with respect to such equipment.



ARTICLE IV

CONDITIONS PRECEDENT

          SECTION 4.01. Conditions Precedent to the Obligations of the Lessee. (a) The obligations of the Lessee hereunder shall be subject to each representation and warranty made by the Owner Participant and the Owner Trustee in Article V being true and correct in all material respects on and as of each Closing Date, and the Lessee receiving from each other party hereto:

          (i) an Officer's Certificate of such party, dated such Closing Date, stating that: (A) the representations and warranties of such party contained in the Basic Documents are true and accurate on and as of such Closing Date as though made on and as of such Closing Date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and (B) each Basic Document to which such person is a party remains in full force and effect with respect to such party; and

          (ii) a copy of resolutions of the Board of Directors of such party, certified as of such Closing Date by the Secretary or an Assistant Secretary thereof, duly authorizing the execution, delivery and performance of each Basic Document required to be executed and delivered on or prior to such Closing Date to which it is or will be a party together with an incumbency certificate as to the person or persons authorized to execute and deliver such documents on its behalf.

          (b) If, between the First Closing Date and the Second Closing Date or between the Second Closing Date and the Third Closing Date, there is a proposed rent adjustment under Section
3.04 of the Lease caused by a Change in Tax Law that would increase the present value of Basic Rent measured as of the First Closing Date by more than 2% (using a discount rate of 11.65% compounded semiannually), the Lessee may elect not to consummate the transactions contemplated to be consummated hereunder on the Second Closing Date or the Third Closing Date, respectively.

          SECTION 4.02. Conditions Precedent to Obligations of the Owner Participant. Except as specifically provided herein, the obligations of the Owner Participant hereunder shall be subject to the fulfillment to its satisfaction or its waiver prior to or on each Closing Date of the following conditions precedent:

          (a) Authorization, Execution and Delivery of
Instruments and Documents. On the First Closing Date, the Bakersfield Bill of Sale, the Bakersfield Ground Lease, the Trust Agreement, the Lease and the Tax Indemnification Agreement and, on the Second Closing Date, the Stockton Bill of Sale, the Assignment of Stockton Ground Lease and the Stockton Lease Supplement and, on the Third Closing Date, the Madera Bill of Sale, the Madera Ground Lease and the Madera Lease Supplement, shall in each case have been duly authorized, executed and delivered by the parties thereto and all such Basic Documents required to be so authorized, executed and delivered on or by such Closing Date shall be in full force and effect, without any event or condition having occurred or existing that constitutes, or with the giving of notice or lapse of time or both would constitute, a default thereunder or breach thereof, or would give any party thereto any right of termination, and an executed counterpart of such Basic Documents shall have been delivered to each party hereto.

          (b) Performance of Others. Each other party to this Agreement or any other Basic Document shall have performed and complied in all material respects with all agreements and conditions contained herein and therein required to be performed or complied with by it on or before the Closing Date.

          (c) Illegality, Etc. No change in Applicable Law shall have occurred which in the opinion of the Owner Participant would make it illegal or unduly burdensome for the Owner Participant to participate in any of the transactions contemplated by the Basic Documents. No change in Tax Law shall have occurred which in the opinion of the Owner Participant would adversely affect Net Economic Return.

          (d) Litigation. No action, proceeding or investigation shall be pending or threatened before any court or Governmental Authority or in any arbitration proceeding, nor shall any order, judgment or decree have been issued or proposed by any court or Governmental Authority, (i) to set aside, restrain, enjoin or prevent the consummation of this Agreement, the transactions contemplated hereby or by any of the other Basic Documents or
(ii) which would adversely affect the Owner Participant's investment in the Facilities.

          (e) Consents and Approvals. All Approvals required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or by or from any trustee or holder of any indebtedness or obligations of the Lessee that are necessary in order to operate the Facilities during the Lease Terms for their intended purposes or in order to duly consummate all of the transactions contemplated by the Basic Documents shall have been duly taken, given or obtained, as the case may be, and shall be in full force and effect on the Closing Dates.

          (f) Certificate of Investment Banker. On the First Closing Date, each party hereto shall have received a certificate of Prudential-Bache Securities, Inc. to the effect that Prudential-Bache Securities, Inc. neither directly or indirectly offered any equity investment or other interest in the Facilities, or any part or portion thereof, or solicited any offers to acquire the same from, anyone except for offers and solicitation to the Owner Participant and not more than 20 banking and non-banking financial institutions which are "accredited investors" within the meaning of Regulation D of the 1933 Act.

          (g) Title, etc. The Owner Trustee shall have good, valid and merchantable title to all portions of the Bakersfield Facility on the First Closing Date, the Stockton Facility on the Second Closing Date, and the Madera Facility on the Third Closing Date, all free and clear of all Liens except Permitted Encumbrances. On the First Closing Date, the Lessee shall have a good, valid and merchantable title in fee simple to the Bakersfield Site, free and clear of all Liens except Permitted Encumbrances. On the Second Closing Date, the Lessee shall have a good, valid and merchantable leasehold interest in the Stockton Site, free and clear of all Liens except Permitted Encumbrances. On the Third Closing Date, the Gottschalk Affiliate shall have a good, valid and merchantable title in fee simple to the Madera Site, free and clear of all Liens except Permitted Encumbrances. The Owner Trustee shall have good, valid and merchantable leasehold estates in and to the Bakersfield Site on the First Closing Date, in and to the Stockton Site on the Second Closing Date, and in and to the Madera Site on the Third Closing Date, all free and clear of all Liens except Permitted Encumbrances.

          (h) Filings and Recordings. All filings and recordings necessary or advisable, in the opinion of the Owner Participant, to perfect the right, title and interest of (i) the Owner Trustee in and to the applicable Facilities and the leasehold estate in the applicable Sites, and (ii) the Owner Participant in and to the Trust Estate, shall have been duly made.

          (i) Survey. The Lessee shall have delivered to the Owner Participant an "as-built" survey of the Bakersfield Facility on or prior to the First Closing Date, and "as-built" surveys of the Stockton Facility and the Madera Facility not later than 10 days prior to the Second Closing Date and the Third Closing Date, respectively, in each case in form and substance satisfactory to the Owner Participant.

          (j) Title Insurance. On the related Closing Date, the Lessee shall have obtained and delivered to the Owner Participant an owner's title insurance policy or policies with respect to each Facility and a leasehold title insurance policy or policies with respect to the related Site, in each case in favor of the Owner Trustee; each such policy containing endorsements and affirmative insurance coverage insuring the interests of the Owner Trustee, all in form, substance and amount reasonably satisfactory to the Owner Participant and issued by Lawyers Title Insurance Company or another insurer or insurers reasonably acceptable to the Owner Participant.

          (k) Insurance. On each Closing Date, the Lessee shall have obtained and delivered to the Owner Participant an insurance certificate and report satisfying the requirements of Section
9.04 and 9.05 of the Lease, respectively.

          (l) Statements on Closing Date. The Owner Participant shall have received from each other party hereto an Officer's Certificate of such party, dated the related Closing Date, stating that: (i) the representations and warranties of such party contained in the Basic Documents are true and accurate on and as of such Closing Date as though made on and as of such Closing Date except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date), and (ii) each Basic Document to which such person is a party remains in full force and effect with respect to such party.

          (m) Resolutions and Incumbency Certificates. The Owner Participant shall have received, in form and substance satisfactory to it, a copy of resolutions of the Board of Directors of the Lessee and the Owner Trustee, certified as of each Closing Date by the Secretary or an Assistant Secretary thereof, duly authorizing the execution, delivery and performance of each Basic Document required to be executed and delivered on or prior to such Closing Date to which it is or will be a party together with an incumbency certificate as to the person or persons authorized to execute and deliver such documents on its behalf.

          (n) No Event of Loss or Default.  No Event of Loss or
Lease Default or Event of Default shall have occurred and be continuing.

          (o) Cost Data and Appraisals. With regard to the Bakersfield Facility on the First Closing Date, the Stockton Facility on the Second Closing Date, and the Madera Facility on the Third Closing Date, the Owner Participant shall have received
(i) from the Lessee, evidence confirming that the actual cost with respect to such Facility is substantially equivalent to its Fair Market Sales Value on the related Closing Date, and (ii) from the Appraiser an appraisal in form and substance reasonably satisfactory to it and dated a date not more than five days before such Closing Date, stating that, with respect to such Facility and specified items of personal property, in the opinion of the Appraiser, (A) the estimated economic useful life of the Bakersfield Facility is not less than 50 years, the estimated economic useful life of the Stockton Facility is not less than 32 years, and the estimated economic useful life of the Madera Facility is not less than 125% of the Interim Term, the Basic Term plus any Fixed Rate Renewal Terms, (B) the Fair Market Sales Value of such Facility at the expiration of the last Fixed Rate Renewal Term computed in accordance with Section 4(1)(c) of Revenue Procedure 75-21, 1975-1 C.B. 715, will be at least 20% of the Facility Cost, (C) the use of the Facility (taking into account the Ground Lease) at the expiration or earlier termina-tion of the Lease Term by a Person other than Lessee or a Tax Affiliate of Lessee will be commercially feasible for the purposes for which it was intended based upon generally accepted architectural and engineering standards, and (D) the Fair Market Sales Value of such Facility on the related Closing Date will at least equal its Facility Cost.

          (p) Payment of Taxes, Etc. All Taxes due and payable by the Lessee pursuant to the terms of this Agreement or any other Basic Document or otherwise in connection with the execution, delivery, recordation and filing of all the documents and instruments contemplated by or referred to in this Agreement shall have been paid in full by the Lessee.

          (q) Opinions of Counsel. The following opinions of counsel, each dated the Closing Date and substantially in the forms attached hereto as Exhibits 4.02(r)(i) through 4.02(r)(iv), respectively, shall have been addressed and delivered to the Owner Participant and the Owner Trustee:

          (i) an opinion of Munger, Tolles & Olson, special counsel to the Lessee;

          (ii) an opinion of Kelley, Drye & Warren, special counsel to the Owner Trustee;

          (iii) an opinion of Hunton & Williams, special counsel to the Owner Participant; and

          (iv) an opinion of McKenna, Conner & Cuneo, special local counsel for the Owner Participant.

          (r) Opinion of Tax Counsel. The Owner Participant shall have received an opinion from Hunton & Williams, special tax counsel to the Owner Participant, satisfactory to it as to certain federal income tax matters.

          (s) Madera Facility Certificate. On the Third Closing Date, the Owner Participant shall have received a certificate of an architect or engineer to the effect that (i) the Plans and Specifications are appropriate in all respects from an architectural standpoint and consistent with sound architectural and engineering practice, (ii) the Madera Facility has been properly constructed on the Madera Site in a good and workmanlike manner in accordance with the Plans and Specifications and Applicable Law, (iii) there is no aspect of the Madera Facility as constructed that would prevent the Madera Facility from serving the function for which it was designed, (iv) the Madera Facility is free of all Hazardous Substances, and (v) all Approvals required to be taken, given or obtained from any Governmental Authority, including those relating to zoning, occupancy and environmental protection, have been duly taken, given or obtained.

          (t) Environmental Report. With regard to the Bakersfield Facility on the First Closing Date, the Stockton Facility on the Second Closing Date, and the Madera Facility on the Third Closing Date, the Owner Participant shall have received a summary, satisfactory to it, describing any potential environmental problems with respect to such Facility and Site.

          (u) No Material Adverse Change. There shall have been no material adverse change in the business condition or operations (financial or otherwise) of Lessee since July 31, 1988.

          (v) Additional Certificates, Etc. The Owner Par-ticipant shall have received such other documents, certificates and opinions as it or its counsel shall reasonably request.

          (w) Closing Date Notice. On or before 10 days prior to the Second Closing Date and the Third Closing Date, the Lessee shall have delivered to the Owner Participant and the Owner Trustee written notice of the proposed Second Closing Date and the proposed Third Closing Date, respectively.


ARTICLE V

REPRESENTATIONS AND WARRANTIES

          SECTION 5.01.  Representations and Warranties of All
Parties. The Lessee, the Owner Participant and the Bank each represent and warrant at and as of each Closing Date that:

          (a) Corporate Organization. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and has the corporate power and authority to execute, deliver and perform its obligations under each Basic Document to which it is or will be a party.

          (b) Authorization. The execution, delivery and performance by it of each Basic Document to which it is or will be a party has been, or prior to the execution and delivery thereof will have been, duly authorized by all necessary corporate action and neither the execution and delivery thereof nor the performance of its obligations thereunder, nor its consummation of the transactions contemplated thereby, (i) does or will require any approval of its stockholders, or (ii) does or will violate its articles of incorporation or by-laws or any contractual obligation binding upon it or any Applicable Law (or, with respect to the Bank, any law, rule or regulation of any federal or State of California governmental authority having jurisdiction over the banking or trust powers of the Bank) by which it is bound.

          (c) Enforceability. Each Basic Document will have been duly executed and delivered by it and will constitute (assuming the due execution and delivery of each Basic Document by all the other parties thereto) a legal, valid and binding obligation of it enforceable against it in accordance with its terms.

          (d) No Violation of the 1933 Act. Neither it, any of its Affiliates nor any Person acting on its behalf has directly or indirectly offered any interest in the Trust Estate or any similar interest thereto for sale to, or solicited any offer to acquire the same from, anyone (or otherwise approached or negotiated with anyone with respect thereto) except for offers and solicitation by Prudential-Bache Securities, Inc., as agent for the Lessee, to the Owner Participant and not more than 20 banking and non-banking financial institutions which are "accredited investors" within the meaning of Regulation D of the 1933 Act.

          SECTION 5.02.  Further Representations and Warranties
of the Lessee. The Lessee further represents and warrants at and as of each Closing Date that:

          (a) Due Qualification; Authority. It is duly qualified to do business and is in good standing in any jurisdiction in which the failure to so qualify would materially adversely affect its business or financial condition or operations, including, without limitation, its ability to perform all obligations required by it to be performed under the Basic Documents; and it has all requisite corporate power and authority, and has all Approvals required, to own, hold under lease and operate its properties and to carry on its business as presently conducted and as contemplated by the Basic Documents.

          (b) No Default Under Other Agreements. No material default by the Lessee has occurred and is continuing under any indenture, mortgage, deed of trust, lease, loan agreement or other instrument or agreement by which it or any of its property or assets is or may be bound or affected.

          (c) No Conflicts. Neither the execution, delivery or performance by the Lessee of each Basic Document to which it is a party (i) does or will require the approval or consent of any trustee or holder of any of its indebtedness or obligations, (ii) does or will conflict with or result in any breach of, or constitute a default under, or result in the creation or imposition of any Lien (other than Permitted Encumbrances) upon any of its property or assets under, any Applicable Laws or any indenture, mortgage, deed of trust, lease, loan agreement or other instrument or agreement to which it is a party or by which it or any of its property or assets is or may be bound or affected; or (iii) does or will require any Approvals to be taken, given or obtained, as the case may be, by or from any Governmental Authority.

          (d) No Material Litigation. There are no pending or threatened investigations, actions or proceedings against it or affecting it or its properties before any court or Governmental Authority or in any arbitration proceeding that, if determined adversely, individually or in the aggregate, would materially and adversely affect its business or financial condition or operations, or its ability to perform any of its obligations under any of the Basic Documents, nor has any order, judgment or decree been issued or proposed to be issued to such effect.

          (e) Business and Financial Condition. It has furnished to the Owner Participant copies of audited financial statements as at January 30, 1988 and for the fiscal year then ended and unaudited financial statements as at April 30, 1988 and July 31, 1988, all of which have been prepared in conformity with generally accepted accounting principles and present fairly its financial position as of the date thereof and the results of its operations for the periods covered thereby. No event has occurred since January 30, 1988 which would materially and adversely affect its business condition or operations (financial or otherwise) or its ability to perform its obligations under the Basic Documents.

          (f) Tax Returns. It has filed all federal, state and local returns that are required to be filed by it and has paid or made provision for the payment of all Taxes that have become due pursuant to such returns or pursuant to any assessment in respect thereof received by it, and it has paid or has caused to be paid all other Taxes in respect of the Facilities payable by it pursuant to the terms of this Agreement or any other Basic Document or otherwise to the extent the same have become due and payable and before they have become delinquent, except such Taxes, if any, as are being contested by it in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of any material part of the Facilities, title thereto or any interest therein, and for the payment of which adequate reserves have been provided. It does not know of any proposed Tax assessment against it by any taxing authority in the United States and all its liabilities for Taxes imposed by any taxing authority in the United States are adequately provided for or reserved against on its books in accordance with generally accepted accounting principles. Its federal income tax liability has been determined by the Internal Revenue Service and paid for all years prior to and including the fiscal year ended January 30, 1985.

          (g) Title, Etc. The Bills of Sale will duly, validly and effectively convey and transfer to the Owner Trustee good, valid and merchantable title to the Facilities free and clear of all Liens except Permitted Encumbrances. The descriptions of the Facilities and the Sites set forth in the attachments to the Bills of Sale and the Ground Leases are true, complete and correct.

          (h) Ground Leases. The Sites and the other rights and interests provided to the Lessor under the Ground Leases are sufficient (i) to permit the Facilities to be located on the Sites and entered and exited by the general public and (ii) to provide adequate parking and other amenities that are required for the successful operation of a retail store or a distribution center, as the case may be. No additional land, buildings or improvements or easements, licenses, permits or similar rights are or will be required for the Facilities to meet the requirements of Applicable Law and the standards set forth in the immediately preceding sentence. None of the Permitted Liens or the Permitted Exceptions will in the aggregate materially affect or interfere with the ownership, occupancy, use, operation or maintenance of the Facilities for their intended purposes or the economic value, utility or condition of the Facilities or the exercise by the Owner Trustee of any of its rights under the Lease or any of the other Basic Documents. The Lessee is not affiliated with or related to the Stockton Ground Lessor.

          (i) The Facilities. The Stockton Facility and the Bakersfield Facility have been properly constructed on the appropriate Sites in a good and workmanlike manner in accordance with the Plans and Specifications and Applicable Law and as of the Third Closing Date the Madera Facility will have been properly constructed on the Madera Site in a good and workmanlike manner in accordance with the Plans and Specifications and Applicable Law.

          (j) Chief Executive Office. Its chief executive office (as such term is used in Article 9 of the Uniform Commercial
Code), its principal place of business and the place where it maintains its business records in each case is located at its address listed in Schedule 3.01.

          (k) ERISA Representation. The Trust Estate is not an asset of an "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Lessee or any Affiliate of the Lessee, and neither the execution and delivery of this Agreement, nor the acquisition by the Owner Participant of its interest in the Trust Estate involves a prohibited transaction within the meaning of ERISA or Section 4975 of the Code. No part of the assets of an "employee benefit plan" will be used by the Lessee or any such Affiliate to make any payment of Rent or to acquire any interest in the Trust Estate. The Lessee is not a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to an "employee benefit plan" of the Owner Participant.

          (l) Full Disclosure. All certificates, written statements and other documents delivered by the Lessee or on its behalf to the Owner Participant and its counsel, the Appraiser, the architect or engineer providing the certificate referred to in Section 4.02(s), the surveyor providing the survey described in Section 4.02(i), and the insurers providing the insurance required by the Lease in connection with the transactions contemplated hereby shall be or have been true and accurate in all respects on the date delivered and none of such information omitted to state any fact necessary to make such information taken as a whole not misleading. There is no fact of which it has knowledge that it has not disclosed to the Owner Participant in writing that makes untrue, inaccurate or misleading any of the information referred to in the immediately preceding sentence or materially adversely affects, or will materially adversely affect, its business, financial condition, operation of any portion of the Facilities or ability to perform its obligations under the Basic Documents.

          (m) Compliance with Laws. It is in compliance in all material respects with all Applicable Law applicable to it or relating to the existence and operation of the Facilities and the Sites.

          (n) Certain Environmental Matters. No Hazardous Substances have been installed, generated, released, stored or deposited over, beneath or on either of the Sites or on or in the Facilities or any other structures located on the Sites, from any source whatsoever, by the Lessee or, to its knowledge after reasonable inquiry, any predecessors in interest in the Sites or any other Person. The Lessee has not in the past, nor will the Lessee in the future, use the Sites or the Facilities for the purpose of refining, producing, transferring, processing, releasing, spilling, leaking, pumping, emitting, pouring, emptying, dumping or transporting Hazardous Substances.

          (o) Investment Company Act. It is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

          (p) No Brokers' Fees. Other than fees payable to Prudential-Bache Securities, Inc., neither it nor any Person acting on its behalf has taken any actions the effect of which would be to cause Owner Participant or Owner Trustee to be liable for any brokers', finders' or agents' fees or commissions or costs of any nature or kind claimed by or on behalf of brokers, finders or agents in respect of the transactions contemplated by this Agreement.

          SECTION 5.03.  Further Representations of the Owner
Participant. The Owner Participant further represents and warrants at and as of each Closing Date that:

          (a) Investment. It is acquiring its beneficial interest in the Facilities for its own account for investment and not with a view to, or for sale in connection with, any distribution, but with the understanding that the disposition of its property shall at all times be and remain within its control.

          (b) ERISA. No part of the funds to be used by it to acquire any interest in the Trust Estate constitutes assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA).
It is not a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(e)(2) of the Code) with respect to any "employee benefit plan" of the Lessee.

          (c) Lessor Liens. The Facilities and the Trust Estate are free of Lessor Liens attributable to it.

          SECTION 5.04.  Further Representations and Warranties
of the Bank. The Bank further represents and warrants at and as of each Closing Date that the Facilities and the Trust Estate are free of Lessor Liens attributable to it.


ARTICLE VI

COVENANTS

          SECTION 6.01.  Covenants of Lessee.  Lessee covenants
and agrees that:

          (a) Further Assurances. It shall cause to be promptly and duly taken, executed, acknowledged or delivered, at its own cost and expense, all such further acts, conveyances, documents and assurances as the Owner Trustee and the Owner Participant may from time to time reasonably request in order to carry out more effectively the intent and purposes of any of the Basic Documents and the Overall Transaction.

          (b) Lessee to Defend Title. It will, at all times and at its own cost and expense, warrant and defend the right, title and interests in and to the Facilities and the Sites purported to be conveyed or transferred to the Owner Trustee by the Basic Documents.

          (c) Maintenance of Corporate Existence; No Merger. It shall at all times maintain its existence in good standing as a Delaware corporation and do or cause to be done all things necessary to preserve and keep in full force and effect in all material respects its rights (charter and statutory) and franchises. It shall not merge, reorganize or consolidate with any other Person nor sell, transfer, lease or otherwise dispose of any substantial part of its assets to any Person; provided, however, that the Lessee may enter into such a transaction if (i) no Lease Default has occurred and is continuing, and (ii) the resulting entity is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and has a Tangible Net Worth at least equal to the greater of the Tangible Net Worth of the Lessee on the Firs Closing Date and on the date immediately prior to such transaction.

          (d) Financial Statements; No Default Certificate. It shall furnish to the Owner Participant: (i) within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, its financial statements of comparable type to those specified in clause (ii) of this sentence, all in reasonable detail and certified by its principal financial officer; (ii) within 90 days after the close of each fiscal year, copies of its annual report, including a balance sheet, statement of operations or income and statement of changes in financial position, together with the notes accompanying such financial statements, prepared in accordance with generally accepted accounting principles and certified by Ernst & Whinney or another independent public accounting firm reasonably acceptable to the Owner Participant, including the opinion of such firm thereon and with respect thereto; (iii) within 10 days after filing with the SEC, any report, form, agreement or other instrument filed with the SEC; and (iv) within 90 days after the close of each fiscal year, a certificate, signed by its principal financial officer, to the effect that the signer has reviewed, or caused to be reviewed by persons under his supervision, each of the Basic Documents to which the Lessee is a party and has made, or caused to be made under his supervision, a review of the transactions and condition of the Lessee during the preceding quarterly period, and that such review has not disclosed the existence during such period, nor does the signer have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Lease Default or other default under or breach of any Basic Document to which the Lessee is a party or, if any such condition or event exists, specifying the nature and period of existence thereof and what action the Lessee has taken or is taking or proposes to take with respect thereto.

          (e) Change in Name or Chief Executive Office. It shall notify the Owner Participant and the Owner Trustee at least 30 days prior to any change in its name or in its chief executive office, principal place of business or place where it maintains its business records.

          (f) Approvals. It agrees that it will, as promptly as possible after the request of the Owner Participant, at its own cost and expense, seek and obtain, to the extent obtainable, all Approvals requested by the Owner Participant at any time and from time to time during the period from the First Closing Date until the end of the Lease Term with respect to the operation of the Facilities or to duly consummate the transactions contemplated by the Basic Documents.

          (g) No Amendments or Assignments. It shall not amend, modify, waive compliance with any provision of, terminate, assign any rights it may have under, or permit the assignment by any other Person of any right such Person may have under, or agree to any amendment, modification, termination or waiver of compliance with any provision of, or any such assignment of any rights under, any Basic Documents without the prior written consent of the Owner Participant.

          (h) Indebtedness to Tangible Net Worth. Lessee shall maintain at the end of each of its fiscal quarters a ratio of Indebtedness to Tangible Net Worth not more than 2.25 to 1.

          (i) Extension of Stockton Ground Lease. The Lessee will use its best efforts to cause the Stockton Ground Lessor to extend the term of the Stockton Ground Lease to the latest possible date; provided, however, that the Lessee will not be required so to extend the Stockton Ground Lease beyond the 70th anniversary of the First Closing Date.

          (j) Bakersfield Survey. The Lessee shall deliver to the
Owner Participant as soon as practicable after the First Closing
Date (and in no event later than the Second Closing Date) an "as-built" survey of the Bakersfield Facility in form and substance satisfactory to the Owner Participant.

          (k) Second Closing Date. The Lessee shall use its best efforts to cause the Second Closing Date to occur as soon as possible.

          (l) Chrysler Lease. The Lessee shall comply with all provisions of the Master Lease Agreement, dated August 1, 1988, between it and Chrysler Capital Corporation, as lessor, including, without limitation, the payment of all rent when due thereunder.

          (m) Bakersfield Reciprocal Easement Agreement. The Lessee shall use its best efforts to deliver to the Owner Participant, as soon as possible after the First Closing Date, a subordination instrument as described in Section 18.2 of the Bakersfield Reciprocal Easement Agreement, such agreement to be in form and substance satisfactory to the Owner Participant.

          SECTION 6.02 Covenants of the Bank. The Bank covenants and agrees that:

          (a) Lessor Liens. It shall, at its own cost and expense, keep the Facilities and the Trust Estate free and clear of Lessor Liens attributable to it.

          (b) Corporate Changes. It shall notify the Owner Participant and the Lessee at least 30 days prior to any change in its name or in its chief executive office, principal place of business or place where such Owner Trustee maintains its business records.

          SECTION 6.03.  Covenants of the Owner Participant.  The
Owner Participant covenants and agrees that:

          (a) Lessor Liens. It shall keep the Trust Estate and the Facilities free and clear of Lessor Liens attributable to it.

          (b) Change of Owner Trustee.  It shall notify the
Lessee of any change in the Owner Trustee and any material amendment to the Trust Agreement.

ARTICLE VII

GENERAL INDEMNITY

          SECTION 7.01. General Indemnity. The Lessee does hereby assume liability for, and does hereby agree, whether or not any of the transactions contemplated hereby shall be consummated, to indemnify, protect, save and hold harmless and keep whole each Indemnified Person from and against any and all liabilities (including but not limited to liabilities arising out of the doctrine of strict liability), obligations, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements (including legal fees and expenses and costs of investigation), of whatsoever kind and nature, whether or not any such claim, action, suit or judgment is founded or unfounded (a "Claim"), that may be imposed on, incurred by or asserted against any Indemnified Person and in any way relating to or arising out of (i) the Facilities, the Sites or any portion thereof; (ii) the Basic Documents or any of the transactions contemplated thereby; or (iii) the manufacture, financing, construction, installation, purchase, acceptance, possession, rejection, ownership, delivery, nondelivery, use, operation, leasing, subleasing, condition, maintenance, repair, sale, disassembly, storage, return, abandonment, redelivery or other disposition of the Facilities, the Sites and other property and interests covered by the Ground Leases, or any portion of or interest in any thereof, including, without limitation, any claim or penalty arising out of violations of Applicable Law or in tort (strict or otherwise) or arising from latent or other defects, whether or not discoverable by the Owner Participant, the Owner Trustee, the Lessee or any other Person, loss of or damage to any property or the environment, death of or injury to any Person, and any claim for patent, trademark or copyright infringement, or infringement of any other proprietary rights, except that the Lessee shall not be required pursuant to this Article to indemnify any Indemnified Person for Claims resulting solely and directly from: (i) the gross negligence or willful misconduct of such Indemnified Person (other than gross negligence or willful misconduct imputed to such Indemnified Person by reason of its participation in the Overall Transaction), (ii) the breach by such Indemnified Person of any of its covenants or representations in its individual capacity contained in any Basic Document, (iii) acts or events with respect to the Facilities which occur after Redelivery thereof in accordance with the Lease, or (iv) unless an Event of Default shall have occurred and be continuing or the Lessee shall have requested such transfer, the transfer by the Owner Participant of any interest in the Facilities, the Trust Estate or any Basic Document. This Article VII shall not apply to indemnification for any Taxes other than Taxes arising as a result of receipt or accrual of any indemnity payment pursuant to this Article.

          SECTION 7.02. Contest. If requested by an Indemnified Person, the defense of any Claim for which indemnity shall be required shall be conducted by the Lessee at its cost and expense. If at any time any Indemnified Person has received written notice of any liability that would be indemnified against hereunder, such Indemnified Person shall give prompt written notice thereof to the Lessee, provided that the failure of such Indemnified Person to furnish such notice will not relieve the Lessee of any liability which it may have to such Indemnified Person. Unless, in the reasonable judgment of such Indemnified Person, no reasonable basis exists for defending against the Claim, such Indemnified Person shall, at its option, either (i) defend against such Claim itself at the Lessee's cost and expense (in which case such Indemnified Person shall control such defense but shall consult with the Lessee concerning the conduct thereof) or (ii) permit the Lessee, at the Lessee's sole cost and expense, to defend against such Claim (in which case such Indemnified Person shall cooperate with the Lessee by providing, at the expense of the Lessee, such witnesses, documents and other assistance as the Lessee may reasonably request); and if such Indemnified Person shall neither defend against nor permit the Lessee to defend against any Claim the contest of which is required as provided above in this sentence, then, in such case, the Lessee shall not be required to indemnify such Indemnified Person with respect to such liability. If such Indemnified Person defends against any such liability as provided in the preceding sentence, then, unless in the reasonable judgment of such Indemnified Person no reasonable basis exists for continuing to defend against such Claim, such Indemnified Person shall not settle the contest of such Claim without the written consent of the Lessee (which written consent will not be unreasonably withheld); and if such Indemnified Person shall, without such written consent, settle any contest the continuation of which is required as provided above in this sentence, the Lessee shall not be required to indemnify such Indemnified Person with respect to such Claim.

          SECTION 7.03. Payment. The Lessee further agrees that, with respect to any payment or indemnity hereunder, such payment or indemnity shall include any amount necessary to hold the recipient harmless on an After-Tax Basis from all Taxes required to be paid by such recipient as the result of the receipt or accrual of such payment or indemnity under the laws of any Governmental Authority. Payments due from the Lessee to any Indemnified Person pursuant to this Article shall be made by the Lessee directly to such Indemnified Person within twenty days after notice from such Indemnified Person that such amount is due. The obligations of the Lessee under this Article shall survive the termination of the Basic Documents.


ARTICLE VIII

GENERAL TAX INDEMNITY

          SECTION 8.01.  Indemnity.  Except as provided in
Section 8.02, whether or not the Overall Transaction is consummated the Lessee agrees to pay and assume liability for, and does hereby agree to indemnify, protect, defend and hold harmless on an After-Tax Basis each Indemnified Person from and against, any Tax imposed on or with respect to any Indemnified Person, the Lessee, the Facilities (including any portion thereof), the Sites, or any other property covered by the Ground Lease, the Trust Estate or any portion of, or interest in, any of the foregoing, by any Governmental Authority or any foreign country or political subdivision thereof or any international authority in connection with or relating to (i) any act including, but not limited to, the construction, financing, refinancing, purchase, acquisition, acceptance, rejection, delivery, nondelivery, transport, ownership, assembly, possession, repossession, control, operation, use, condition, maintenance, repair, sale, dismantling, return, abandonment, preparation, installation, storage, replacement, improvement, redelivery, manufacture, leasing, subleasing, modification, alteration, transfer of title, rebuilding, rental, importation, exportation, or other application or disposition of, or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any Lien) on, the Facilities (including any portion thereof), any item of equipment or any component thereof, the Sites, or any other property covered by the Ground Leases or the Trust Estate or any portion of, or interest in, any of the foregoing, (ii) the payment of Rent or the receipts or earnings arising from or received with respect to the Facilities (including any portion thereof), any item of equipment or any component thereof, the Sites, or any other property covered by the Ground Leases or the Trust Estate or any portion of, or interest in, any of the foregoing or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to any Basic Document, (iv) the Facilities (including any portion thereof), the Sites, or any other property covered by the Ground Leases the Trust Estate or any portion of, or interest in, any of the foregoing, (v) any of the Basic Documents, any other document contemplated hereby and thereby, and amendments and supplements hereto and thereto, or (vi) otherwise with respect to or in connection with the Overall Transaction.

          SECTION 8.02.  Exclusions from General Tax Indemnity.
SECTION 8.01 shall not apply to:

          (a) any franchise tax or other fee, Tax or charge imposed by any federal Governmental Authority or by any state or local government in the state in which the Lessor has its principal place of business; provided, however, that although the Owner Participant currently anticipates that, because of its filing status in California, it will incur no California franchise tax liability, no California franchise tax subsequently payable by the Lessee on behalf of the Owner Participant pursuant to this Section shall exceed the maximum California franchise tax that would otherwise be payable on behalf of the Owner Participant with respect to the transactions contemplated hereby if it were not a member of the affiliated group of corporations of which it is now a member; provided, further, that the Owner Participant shall take reasonable steps to minimize its exposure to California franchise taxes (except that, in taking such reasonable steps, the Owner Participant will not be required to engage in business or to refrain from engaging in business in any manner in any jurisdiction solely for the purpose of complying with this Section);

          (b) any tax imposed on an Indemnified Person as a result of the willful misconduct or gross negligence of such Indemnified Person;

          (c) that is being contested in accordance with the provisions of Section 8.04, during the pendency of such contest;

          (d) provided that no Event of Default shall have occurred and be continuing, any Tax imposed as a result of any voluntary sale, transfer, assignment or other disposition, whether prior to, during or after the Lease Term, by such Indemnified Person of any interest in the Facilities (including the transfer or disposition of rentals from the Facilities or any part thereof), or of any interest whatsoever in the Basic Documents (other than (i) a voluntary or involuntary sale, transfer, assignment or other disposition pursuant to the Lease,
(ii) a voluntary or involuntary sale, transfer, assignment or other disposition in connection with the bankruptcy or insolvency of a Person other than such Indemnified Person or pursuant to Lessee's request for such sale, transfer, assignment or other disposition or (iii) a voluntary or involuntary sale, transfer, assignment or other disposition by the Lessor or the Owner Participant to which the Lessee has consented in writing);

          (e) any Tax imposed with respect to any period beginning subsequent to the Redelivery of the Facilities pursuant to, and in compliance with all of the terms of, the Lease or, if the Facilities are redelivered without compliance with all of the terms of the Lease, the later of the scheduled expiration date of the Basic Term or Renewal Term then in effect or six months from the date of such redelivery;

          (f) any Tax on the transferee of an Indemnified Person to the extent such Tax would not have been imposed on, or with respect to, such original Indemnified Person had there not been a transfer by such original Indemnified Person of its interest in the Facilities, the Trust Estate or any interest whatsoever in the Basic Documents, or if such Tax would have been imposed on or with respect to such original Indemnified Person, such original Indemnified Person would not have been entitled to indemnification with respect to such Tax; provided, however, that this clause (g) shall not apply to (i) any transferee which obtains its interest after an Event of Default has occurred and while such Event of Default is continuing; or (ii) any transferee which obtains its interest pursuant to a transfer to which the Lessee has consented in writing;

          (g) any Tax imposed on the Owner Trustee or a successor
Owner Trustee with respect to fees or compensation for services rendered in its capacity as trustee under the Trust Agreement or any successor Trust Agreement;

          (h) any Tax imposed as a result of, or that would not have been imposed but for, an amendment to the Trust Agreement other than an amendment requested, or consented to, by the Lessee.

          SECTION 8.03. Calculation of General Tax Indemnity Payments. Any payment that the Lessee shall be required to make to or for the account of any Indemnified Person with respect to any Tax that is subject to indemnification under this Article VIII shall include the amount necessary to hold such Indemnified Person harmless on an After-Tax Basis from the amount of all Taxes required to be paid by such Indemnified Person. If by reason of such payment, any Indemnified Person realizes a permanent tax benefit relating to any Tax, such Indemnified Person shall pay the Lessee an amount equal to the lesser of (a) the sum of such tax benefit plus any other permanent tax benefit realized by such Indemnified Person as a result of any payment made by such Indemnified Person pursuant to this sentence, and
(b) the amount of such payment by the Lessee to such Indemnified Person and any other payment by the Lessee to such Indemnified Person theretofore made pursuant to this Article, it being intended that no Indemnified Person should realize a permanent net tax benefit pursuant to this Article unless the Lessee shall first have been made whole for any payments by it to such Indemnified Person pursuant to this Article; provided, however, that, notwithstanding the foregoing, such Indemnified Person shall not be obligated to make any payment to the Lessee pursuant to this sentence unless at the time such payment shall be due,
(i) the Lessee shall have made all payments theretofore due under this Participation Agreement and any other Basic Document to such Indemnified Person and (ii) no Event of Default shall have occurred and be continuing. In computing any permanent tax benefit realized by any Indemnified Person for purposes of this Section, such Indemnified Person shall be deemed to have first utilized all deductions and credits available to it otherwise than by reason of any payment by the Lessee pursuant to this
Article VIII. Any Tax that is imposed on any Indemnified Person as a result of the disallowance or reduction of any permanent tax benefit referred to in the second preceding sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnified Person of such benefit (including the expiration of any net operating loss or tax credit carryovers or carrybacks of such Indemnified Person that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 without regard to any exclusions under Section 8.02.

          SECTION 8.04. General Tax Indemnity - Contests. (a) If a written claim shall be made against any Indemnified Person for any Tax for which the Lessee is obligated to indemnify pursuant to this Article, such Indemnified Person shall notify the Lessee promptly of such claim. If the Lessee shall so request within 30 days after receipt of such notice, such Indemnified Person shall in good faith at the Lessee's sole expense contest the imposition of such Tax. The Indemnified Person, however, shall in its sole discretion select the forum for such contest, select counsel for such contest and determine whether any such contest shall be undertaken by (i) resisting payment of such Tax, (ii) paying such Tax under protest or (iii) paying such Tax and seeking a refund thereof. The Indemnified Person may elect to have such contest conducted by the Lessee in the name of such Indemnified Person. If such Indemnified Person does not elect to have such contest conducted by the Lessee pursuant to the immediately preceding sentence, the conduct of such contest (whether at the administrative or judicial level) shall be within the sole discretion of such Indemnified Person and the Lessee shall have no right whatsoever to attend or participate in any administrative or judicial proceeding (other than attending as a member of the general public any proceeding which is open to the general public); provided, however, that the Indemnified Person shall keep the Lessee informed as to the progress of any such proceeding and, if requested by the Lessee, will consult with the Lessee's counsel.

          (b) In no event shall any Indemnified Person be required or the Lessee permitted to contest the imposition of any Tax for which the Lessee is obligated to indemnify pursuant to this Article unless: (i) no Event of Default has occurred and is continuing; (ii) the Lessee shall have acknowledged its liability to such Indemnified Person for an indemnity payment pursuant to this Article as a result of such claim if and to the extent such Indemnified Person or the Lessee, as the case may be, shall not prevail in the contest of such claim; (iii) such Indemnified Person shall have received (A) an indemnity from the Lessee satisfactory to such Indemnified Person for any liability or loss relating to the Overall Transaction and with respect to which such Indemnified Person is entitled to indemnification hereunder and for any liability, cost or expense, in each case arising out of or relating to such contest and (B) an opinion of independent tax counsel selected by such Indemnified Person and reasonably acceptable to the Lessee, furnished at the Lessee's sole expense and setting forth the facts and the legal analysis on which it is based, to the effect that a reasonable basis (within the meaning of ABA Formal Opinion 85-352) exists for contesting such claim or, in the event of an appeal, that considering the legal analysis underlying the prior adverse determination, it is more likely than not that an appellate court or an administrative agency with appellate jurisdiction, as the case may be, would reverse or substantially modify the adverse determination; (iv) the Lessee shall have agreed to pay such Indemnified Person on demand all reasonable costs and expenses that such Indemnified Person incurs in connection with contesting such claim (including, without limitation, all costs, expenses, reasonable legal and accounting fees, disbursements, computer fees, penalties, interest and additions to tax); (v) such Indemnified Person and the Owner Participant shall have determined in good faith that the action to be taken will not result in any material danger of sale, forfeiture or loss of, or the creation of any Lien (except if the Lessee shall have adequately bonded such Lien or otherwise made provision to protect the interests of such Indemnified Person in a manner satisfactory to such Indemnified Person and the Owner Participant) on, the Facilities (including any portion thereof), the Sites, or any other property covered by the Ground Leases, the Trust Estate or any portion of, or interest in, any of the foregoing; (vi) the amount of (A) such claim, plus (B) the amount of all similar and logically related claims with respect to the Overall Transaction that have been or could be raised in an audit of such Indemnified Person by the taxing authority in question for any other taxable period (including all future periods) of such Indemnified Person with respect to which an assessment of a tax deficiency is not, as of the date of the Lessee's written statement referred to in clause
(ii) above, barred by a statute of limitations, would result in an additional tax liability (exclusive of interest, penalties, and additions to tax) of such Indemnified Person in excess of $30,000, and (vii) if such contest shall be conducted in a manner requiring the payment of the claim, the Lessee shall have paid the amount required.

          (c) If, in the course of contesting any claim pursuant to the provisions of this Section, an Indemnified Person negotiates a proposed settlement of such claim, the Indemnified Person shall notify the Lessee of such proposed settlement, and within 30 days of the receipt by the Lessee of such notice or such shorter period as required by applicable law or procedure and of which shorter period the Indemnified Person shall have notified the Lessee, the Lessee shall notify such Indemnified Person of the Lessee's determination (i) that the proposed settlement is reasonable, or (ii) that the proposed settlement is not reasonable and the amount of a settlement, if any, which the Lessee believes is reasonable. The foregoing determinations shall be made in good faith by the Lessee. If the Lessee determines that the proposed settlement is reasonable or if the Lessee fails to notify the Indemnified Person of the Lessee's determination within such 30-day or shorter period, the Lessee shall indemnify the Indemnified Person in accordance with the settlement at such time as the Indemnified Person settles such claim. If the Lessee determines that the proposed settlement is not reasonable and so notifies the Indemnified Person within such 30-day or shorter period, the Indemnified Person shall continue to contest such claim, or, if the Lessee determines an amount, if any, which it believes would be a reasonable settlement, the Indemnified Person shall seek a settlement on the basis of such determination. If the Indemnified Person obtains a settlement on the basis of such determination, the Lessee shall indemnify the Indemnified Person in accordance therewith. If the Indemnified Person does not obtain a settlement of such claim on such basis, the Indemnified Person shall continue to contest such claim and the Lessee shall indemnify the Indemnified Person in accordance with this Article.

          (d) If any Indemnified Person shall obtain a refund of all or any part of any Tax paid by the Lessee, or if the contest is resolved on a basis that would give rise to a refund, in whole or in part, of such taxes, interest, penalties or additions to tax if the only issues involved in the proceeding were the proposed adjustment and any compulsory counterclaims with respect to which the Lessee may be liable to indemnify the Indemnified Person hereunder (the "Deemed Refund Amount"), such Indemnified Person shall pay the Lessee, subject to the provisions of the succeeding sentence, an amount equal to the lesser of (i) the amount of such refund or such Deemed Refund Amounts, including interest received or credited attributable thereto, plus any permanent tax benefit realized by such Indemnified Person as a result of any payment by such Indemnified Person made pursuant to this sentence net of unreimbursed expenses and Taxes with respect to the receipt of such expenses and refund, and (ii) the payment of such Tax by the Lessee to such Indemnified Person plus any other payment by the Lessee to such Indemnified Person theretofore made pursuant to this Article. Any Tax that is imposed on any Indemnified Person, however, as a result of the disallowance or reduction of any permanent tax benefit referred to in clause (i) of this sentence in a taxable year subsequent to the year of allowance and utilization by such Indemnified Person of such benefit (including the expiration of any net operating loss or tax credit carryovers or carrybacks of such Indemnified Person that would not otherwise have expired) shall be indemnifiable pursuant to the provisions of Section 8.01 without regard to any exclusions under Section 8.02. Notwithstanding the foregoing, the Indemnified Person shall not be obligated to make any payments hereunder if the Lessee shall not have made all payments or indemnities then due under the Basic Documents or an Event of Default shall have occurred and is continuing.

          (e) Notwithstanding anything contained in this Section to the contrary, no Indemnified Person shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided pursuant to the contest provisions of this Section unless there shall have been a change in law (including, without limitation, amendments to statutes or regulations, administrative rulings and court decisions) enacted, promulgated, decided or effective after such claim shall have been so previously decided, and such Indemnified Person shall have received an opinion of independent tax counsel selected by such Indemnified Person and reasonably acceptable to the Lessee, furnished at the Lessee's sole expense, to the effect that as a result of such change in the law it is more likely than not that the Indemnified Person will prevail in the contest of such claim.

     SECTION 8.05. General Tax Indemnity - Reports. If any report, return or statement is required to be filed with respect to any Tax that is subject to indemnification under this Article VIII, the Lessee shall timely file the same, except for any such report, return or statement which an Indemnified Person has notified the Lessee that such Indemnified Person intends to file. The Lessee shall either file a report, return or statement so as to show the Lessor as the owner of the Facilities and send a copy of such report, return or statement to the Lessor, the Owner Participant and any other appropriate Indemnified Person or, where the Lessee is not permitted to file such report, return or statement shall notify the Lessor and the Owner Participant of such requirement and prepare and deliver such report, return or statement to the Lessor with a copy to the Owner Participant and any other appropriate Indemnified Person in a manner satisfactory to the Owner Participant and such other appropriate Indemnified Person and within a reasonable time prior to the time such report, return or statement is to be filed.

     SECTION 8.06. General Tax Indemnity - Payment. Unless otherwise requested by the appropriate Indemnified Person as a withholding tax, the Lessee shall pay any Tax for which it is liable pursuant to this Article VIII directly to the appropriate taxing authority when due and shall pay to such appropriate Indemnified Person within 30 days after demand therefor in immediately available funds any amount due such Indemnified Person pursuant to this Article VIII with respect to such Tax. Any such demand shall specify in reasonable detail the payment and the facts upon which the right to payment is based. Each Indemnified Person shall promptly forward to the Lessee any notice, bill or advice received by it concerning any Tax subject to indemnification under this Article VIII. Within 30 days after the date of each payment by the Lessee of any Tax, the Lessee shall furnish the appropriate Indemnified Person with the original or a certified copy of a receipt for the Lessee's payment of such Tax or such other evidence of payment of such Tax as is acceptable to such Indemnified Person. The Lessee shall also furnish upon 30 days prior request such data as any Indemnified Person may require to enable such Indemnified Person to comply with the requirements of any taxing jurisdiction.

     SECTION 8.07. General Tax Indemnity - Survival. All indemnities, obligations, adjustments and payments provided for in this Article VIII shall survive, and remain in full force and effect, notwithstanding the expiration or other termination of this Participation Agreement, the Lease or any other Basic Document. The obligations of the Lessee in respect of all such indemnities, obligations, adjustments and payments are expressly made for the benefit of, and shall be enforceable by, the Indemnified Person entitled thereto, at the option of such Indemnified Person without declaring the Lease to be in default or taking other action thereunder.


ARTICLE IX

EXPENSES

          SECTION 9.01. Transaction Expenses and Other Expenses. The Owner Trustee agrees to pay with funds provided to it by the Owner Participant all Transaction Expenses identified to the Owner Participant (a) with respect to the First Closing Date, within 60 days after such date and (b) with respect to the Second and Third Closing Dates, within 60 days of the first to occur of the Third Closing Date and August 1, 1989. The Lessee agrees to pay upon receipt of invoices (i) all Transaction Expenses related to a Closing Date if for any reason (other than, in the case of Transaction Expenses of the Owner Participant, default by the Owner Participant) the transactions contemplated by the Basic Documents to occur on such Closing Date are not consummated, and
(ii) all fees and expenses of the Owner Trustee to the extent not included in Transaction Expenses.

          SECTION 9.02. Amendments; Waivers; Etc. Except as otherwise expressly provided in any Basic Document, the Lessee shall pay all costs and expenses (except to the extent included in Transaction Expenses) incurred in connection with the entering into or the giving or withholding of any future modifications, amendments, supplements, waivers or consents with respect to the Basic Documents requested or consented to by the Lessee and any adjustments to Rent or Stipulated Loss Value whether or not any of the foregoing shall be consummated. The obligations of the Lessee under this Section shall survive the termination of this Agreement, the Leases and the other Basic Documents.


ARTICLE X

TRANSFER OF THE OWNER PARTICIPANT'S INTEREST

          The Owner Participant may at any time and from time to time assign, convey or otherwise transfer all or any part of its right, title or interest in or to the Trust Estate to any Person; provided, however, that so long as the Lease is in effect and no Lease Default has occurred and is continuing, the Owner Participant may not enter into any such transaction if the transferee is a Person that directly or indirectly owns or operates a retail department or specialty store business. Any such transferee shall enter into an agreement pursuant to which it shall assume all of the obligations of the Owner Participant under each of the Basic Documents to which it is a party with respect to the portion of such right, title and interest so transferred. The Owner Participant will notify the Lessee in advance if it determines to enter into any such transaction.

          Upon any such assignment, conveyance or transfer, unless such Owner Participant transferor agrees otherwise in the applicable transfer documents, the transferee shall be deemed an "Owner participant" for all purposes hereof and of the Basic Documents with respect to the portion of such right, title and interest so transferred, and shall be deemed to have made all payments with respect thereto, and shall have a ratable interest therein, and each reference in any Basic Document to or encompassing the "Owner Participant" shall thereafter be deemed to include a reference to such transferee. No transfer shall release the Owner Participant from the obligations hereunder and under the Basic Documents, except to the extent expressly assumed by the transferee in accordance with this Article.

          Any corporation into which the Owner Participant may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Owner Participant may be a party or any corporation to which substantially all the business of the Owner Participant may be transferred shall be deemed an Owner Participant without further act.

ARTICLE XI

MISCELLANEOUS

          SECTION 11.01. Concerning the Owner Trustee. Each of the parties hereto acknowledges and agrees that the Owner Trustee is entering into this Agreement and each of the other Basic Documents to which it is a party solely in its capacity as trustee under the Trust Agreement (except as otherwise expressly provided herein or therein), and that the Owner Trustee shall not be liable or accountable under any circumstances whatsoever in its individual capacity except as otherwise expressly provided herein or therein and except for its own gross negligence or willful misconduct.

          SECTION 11.02. Notices. Unless otherwise expressly specified or permitted by the terms thereof, any notice, consent, demand, request and other communication required or permitted hereunder shall be in writing and shall become effective when delivered by hand or by any overnight courier which requires a delivery receipt therefore or when received by telex, telecopier, or registered first-class mail, postage prepaid and addressed as provided in Schedule 3.01 hereto or to such other address as any of such parties may designate by notice given in accordance with this Section.

     SECTION 11.03. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdic-tion shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
To the extent permitted by Applicable Law, each of the parties hereto hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     SECTION 11.04. No Oral Modification or Continuing Waivers. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party or person against whom enforcement of the change, waiver, discharge or termination is sought; and any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

     SECTION 11.05. Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, each of the parties hereto and their successors and assigns, all as herein provided.

     SECTION 11.06.  Headings.  The headings of the various
Articles and Sections herein and in the table of contents hereto are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     SECTION 11.07. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance, but without regard to conflicts of laws provisions of New York law.

     SECTION 11.08. Counterpart Form. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have each caused this Participation Agreement to be duly executed as of the day and year first above written.


                         LESSEE:

                              Gottschalks, Inc.


                              By:_______________________________
                                 Title:


                         OWNER PARTICIPANT:
                              General Foods Credit Investors No.
                              2 Corporation


                              By:________________________________
                                Title:


                         OWNER TRUSTEE:
                              Manufacturers Hanover Trust Company
                              of California

                              By:________________________________
                                 Title:

R:\dfbfile\PMCC\GottDef.6                              APPENDIX A
Draft Date:  December 27,1988
Draft Time:  4:25 pm





DEFINITIONS


     Defined terms will be equally applicable to both the singular and plural forms of the terms defined, and will include, with respect to entities, successors and assigns and, with respect to documents, permitted amendments, modifications or supplements thereto.

     Actual Knowledge: shall mean actual knowledge of, including written notices received by, a Responsible Officer.

     Affiliate: shall mean as to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     After-Tax Basis: shall mean with respect to any payment received or accrued by any Person, the amount sufficient to hold such Person harmless from all federal, state, local and foreign income taxes required to be paid by such Person with respect to the receipt or accrual of such payment, after taking into account any credits, deductions or other savings arising therefrom, which, in the case of federal, state and local taxes, shall be computed at an assumed tax rate (regardless of such Person's actual tax position) equal to the highest composite marginal federal, state and local statutory income tax rate imposed under any Applicable Law or by any Governmental Authority in effect for such Person for the period in which such payment is received (actually or constructively) or accrued.

     Alteration: shall mean any alteration, improvement, modification or addition to a Facility other than the replacement of Parts, including any Non-Severable Alteration made prior to the First Closing Date.

     Alterations Financing: shall mean the financing of any Alteration by the Lessor pursuant to Section 8.12 of the Lease.

     Applicable Law: shall mean (i) all applicable laws, ordinances, judgments, decrees, injunctions, writs and orders of any court, arbitrator or Governmental Authority, and (ii) rules, regulations, orders, interpretations, licenses and approvals of any Governmental Authority, including all Governmental Rules.

     Appraisal:  shall mean an appraisal delivered pursuant to
Section 4.02(o) of the Participation Agreement.

     Appraisal Procedure: shall mean the procedure specified in the succeeding sentences for determining an amount, value, or date. The Lessor and the Lessee shall endeavor to agree on such amount, value, rate or date, but if they fail to do so and if either the Lessor or the Lessee shall give written notice to the other requesting determination of such amount, value, rate or date by appraisal, the succeeding sentences shall apply. The Lessor and the Lessee shall promptly consult for the purpose of appointing.a mutually acceptable qualified independent appraiser. If such parties shall be unable to agree on any appraiser within 15 days of the giving of such notice, such amount, value rate or date shall be determined by a panel of three independent appraisers. One of such appraisers shall be selected by the Lessee and the second of such appraisers shall be selected by the Lessor; provided, however, that if either the Lessee or the Lessor shall fail to select an appraiser within 15 days after the giving of such notice, such appraiser shall be selected by the other party. The two appraisers selected as aforesaid shall select the third appraiser or, if they shall, be unable to agree on a third appraiser within 10 days after each of such two appraisers shall have been selected, such third appraiser shall be selected by the American Arbitration Association (or any successor thereof). The appraiser or appraisers appointed pursuant to the foregoing procedure shall be instructed to determine such amount, value, rate or date within 30 days after such appointment and such determination shall be final and binding upon the parties. If three appraisers shall be appointed, the determination of the appraiser that shall differ most from the second highest determination of all three appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the appraisers; provided, however, that if the determinations of any two such appraisers shall be identical, such determination shall constitute the determination of the appraisers. The fees and expenses of the appraisers appointed shall be paid by the Lessee.

     Appraiser:  shall mean Marshall and Stevens Incorporated.

     Approvals: shall mean all approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses.

     Approved Madera Alteration: shall mean the proposed
Alteration consisting of a structure similar to the Madera
Facility adjacent thereto. Such Alteration may share one or more common walls with the Madera Facility so long as such Alteration satisfies all the requirements of Section 8.04 of the Lease.

     Assignment of Stockton Ground Lease: shall mean the assignment, substantially in the form of Exhibit F to the Participation Agreement, pursuant to which the Lessee will assign its rights under the Stockton Ground Lease to the Lessor.

     Bakersfield Bill of Sale: shall mean the bill of sale, severance agreement and grant deed, substantially in the form of Exhibit D to the Participation Agreement, pursuant to which the Lessee will transfer the Bakersfield Facility to the Lessor.

     Bakersfield Facility: shall mean the department store operated by the Lessee, located in the City of Bakersfield, Kern County, California, transferred to the Owner Trustee pursuant to the Bakersfield Bill of Sale, as more particularly described in
Schedule I thereto.

     Bakersfield Ground Lease: shall mean the Ground Lease, dated as of December 1, 1988, between the Ground Lessor and the Ground Lessee, substantially in the form of Exhibit G to the Participation Agreement.

     Bakersfield Reciprocal Easement Agreement: shall mean the East Hills Mall Construction, Easement, Operation and Reciprocal Easement Agreement, dated as of August 3, 1988, by and between the Lessee, East Bakersfield Associates, L. P., a California limited partnership, and Mervyn's, a California corporation.

     Bakersfield Site:  shall mean the land described in Exhibit
A to the Bakersfield Ground Lease.

     Bank: shall mean Manufacturers Hanover Trust Company of
California, a California corporation.

     Base Rate: shall mean the rate of interest publicly announced from time to time by Citibank, N.A. in New York City as its "prime" or "base" rate.

     Basic Documents: shall mean the Participation Agreement, the Trust Agreement, the Bills of Sale, the Lease, the Ground
Leases, the Stockton Ground Lease, the Assignment of Stockton
Ground Lease and the Tax Indemnification Agreement.

     Basic Lease Term Commencement Date:  shall mean the Third
Closing Date or August 1, 1989, whichever shall first occur.

     Basic Rent:  shall mean the rent payable pursuant to Section
3.01 of the Lease and, for any Renewal Term, the rent payable pursuant to Section 4.01 of the Lease.

     Basic Rent Factor: shall mean as of each Rent Payment Date and with respect to the Lease, the percentage set forth in
Schedule 1 to the Lease opposite such Rent Payment Date, as such may be adjusted pursuant to Section 3.04 of the Lease.

     Basic Pricing Assumptions: shall have the meaning specified in Schedule 3 to the Lease.

     Basic Term:  shall mean the period commencing on the Basic
Lease Term Commencement Date and ending on the 20th anniversary thereof, or such shorter period as may result from earlier termination of the Lease as provided therein.

     Bills of Sale: shall mean the Bakersfield Bill of Sale, the Madera Bill of Sale and the Stockton Bill of Sale.

     Business Day: shall mean any day other than a Saturday, Sunday or other day on which banks in New York City or either of the cities in which the principal office of Owner Trustee and Lessee is located are required or authorized by law to be closed.

     Change in Tax Law: shall mean any amendment, modification, addition, deletion or change in the provisions of the Code or other legislation with respect to federal income taxation which has been enacted or proposed as of the relevant Closing Date and which is subsequently enacted or any Regulation which has been published, whether in temporary, proposed or final form as of such Closing Date, or any Revenue Procedure, Revenue Ruling, Technical Information Release or other published administrative interpretation or judicial decision interpreting the Code which has been issued as of such Closing Date.

     Claim:  shall have the meaning given such term in Section
7.01 of the Participation Agreement.

     Closing Date:  shall mean the First Closing Date, the Second
Closing Date or the Third Closing Date, as the case may be.

     Code: shall mean the Internal Revenue Code of 1986 or any comparable successor law.

     Commitment: shall mean the purchase price of the Facilities to be provided by the Owner Participant pursuant to Section 3.01 of the Participation Agreement in the amount of the Facility Cost of the Bakersfield Facility with respect to the First Closing Date, an amount equal to the Facility Cost of the Stockton Facility with respect to the Second Closing Date, and an amount equal to the Facility Cost of the Madera Facility with respect to the Third Closing Date.

     Cost of Alterations: shall mean the actual cost or purchase price of any Alterations as determined by the Lessee and confirmed to the Lessor on the basis of certificates, invoices and other evidence of such cost satisfactory to Lessor with respect thereto.

     Cost of Funds: shall mean the yield to maturity of the 9 1/4% United States Treasury bond maturing in 1998, determined by reference to The Wall Street Journal as published not more than two days prior to the Second Closing Date or the Third Closing Date, as the case may be.

     Default or Lease Default: shall mean any event or condition which, with notice or lapse of time or both, would become an Event of Default under the Lease.

     Determination Date: shall mean the Rent Payment Date next following an Event of Loss, or the Rent Payment Date next following the date payment is due pursuant to Article XVI of the Lease, as the case may be.

     ERISA:  shall mean the Employee Retirement Income Security
Act of 1974, as amended, or any comparable successor law.

     Event of Default or Lease Event of Default: shall mean any event or condition defined as an "Event of Default" in Section
15.01 of the Lease.

     Event of Loss: shall mean any of the following events: (a) the loss of all or substantially all of a Facility or the use thereof due to the destruction of or damage to such property which renders the Facility permanently unfit for normal use by the Lessee, (b) a casualty with respect to all or substantially all of a Facility damaging it beyond economic repair, as determined in good faith by the Board of Directors of the Lessee, as evidenced by a certified copy of a resolution of such Board of Directors; (c) a Facility or the related Site (in their entirety or such a substantial portion of any thereof that the then remaining portion cannot practically be utilized for the purposes intended) shall have been lost, destroyed, condemned or otherwise permanently rendered unfit for normal use, confiscated or seized or the Lessee shall have otherwise been denied the use thereof by reason of Applicable Law or the title or use thereof shall have been requisitioned by any Governmental Authority; or (d) there shall be a material defect in the title to a Site to the extent constituting real property and any loss resulting therefrom shall not be insured by title insurance policies referred to in Section 4.02(j) of the Participation Agreement.

     Facilities:  shall mean the Bakersfield Facility, the Madera
Facility and the Stockton Facility.

     Facility Cost: shall mean $5,095,768 with respect to the Bakersfield Facility, $4,971,000 with respect to the Stockton Facility, and an amount equal to the Fair Market Sales Value of the Madera Facility as determined by the related Appraisal (but not to exceed $11,500,000 unless otherwise agreed by the Owner Participant and the Lessee).

     Fair Market Rental Value: shall mean the fair market rental value that would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor, under no compulsion, respectively, to lease or rent. Any determination of Fair Market Rental Value with respect to a Facility shall be made on the assumption that the Lease is not in effect and the lessor under the applicable lease of the Facility would have the rights and obligations of such lessor provided in the related Ground Lease (and, with respect to the Stockton Facility, assuming that the related Ground Lease Term extends to the end of the useful life thereof) without additional consideration being paid therefor by such lessor. Such determination (other than any determination for the purposes of Article XVI of the Lease) shall also assume that the Facility is in compliance with all of the terms of the Lease and that the Lessee is in compliance with the terms of the Ground Lease. Any such determination involving the related Site shall assume that the Site will continue to be used as the site for the Facility.

     Fair Market Renewal Term: shall have the meaning specified in Section 4.01 of the Lease.

     Fair Market Sales Value: shall mean the fair market sales value that would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, but in no event less than one Dollar. Any determination of Fair Market Sales Value with respect to a Facility shall be made on the assumption that Lease is not in effect and the buyer would acquire the rights and obligations of the Owner Trustee provided in the related Ground Lease (and, with respect to the Stockton Facility assuming that the related Ground Lease Term extends to the end of the useful life thereof) without additional contribution being paid therefor by the lessor. Such determination (other than any determination for the purposes of Article XVI of the Lease) shall also assume that the Facility is in compliance with all of the terms of the Lease and that the Lessee is in compliance with all of the terms of the related Ground Lease. Any such determination involving the Site shall assume that the related Site will continue to be used as the site for the Facility.

     Federal Income Tax Benefits: shall have the meaning specified in Section 1.1 of the Tax Indemnification Agreement.

     First Closing Date:  shall mean December 29, 1988.

     Fixed Rate Renewal Term: shall have the meaning given such term in Section 4.01 of the Lease.

     Gottschalk Affiliate: shall mean E. Gottschalk & Co., Inc., a California corporation, and its successors and assigns.

     Governmental Action: shall mean all authorizations, consents, approvals, waivers, permits, exceptions, variances, orders, licenses, exemptions, publications, filings and declarations or other form of required permission from, of or with, any Governmental Authority (other than routine reporting requirements the failure or enforceability of any of the Basic Documents or have a material adverse effect on the transactions contemplated by the Participation Agreement), the giving of notice to or by any Governmental Authority and shall include, without limitation, those siting, environmental and operating permits and licenses which are required for the construction, modification, use and operation of the Sites.

     Governmental Authority: shall mean any federal, state, county, local, municipal, regional or other governmental authority body, commission, ministry, bureau, instrumentality, agency, board or other public entity.

     Governmental Rule: shall mean any law, rule, regulation, ordinance, order, code, interpretation, judgment or similar norm or decision of any Governmental Authority.

     Ground Leases:  shall mean the Bakersfield Ground Lease, the
Madera Ground Lease and the Stockton Ground Lease.

     Ground Lessee: shall mean the Owner Trustee, as ground lessee under the Ground Leases.

     Ground Lease Term: shall have the meaning given such term in Section 17 of the Bakersfield and Madera Ground Leases and the period ending on March 23, 2021 with respect to the Stockton Ground Lease, as the same may be extended or renewed pursuant to the terms thereof.

     Ground Lessor: shall mean the Lessee, as ground lessor under the Bakersfield and Madera Ground Leases and as assignee of the rights of the Lessee under the Stockton Ground Lease.

     Hazardous Substances: shall mean hazardous substances or wastes, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9604(a)(2), in the Resource Conservation and Recovery Act, 42 U.S.C. 6903(5), or in other similar Applicable Laws, including, but not limited to, asbestos, petroleum products, PCBs and urea formaldehyde.

     Indebtedness: shall mean any obligation of the Lessee or any wholly-owned subsidiary of the Lessee that is classified as "long-term" on the audited financial statements of the Lessee or such subsidiary by a nationally recognized firm of certified public accountants, both as to classification of item and amount, in accordance with generally accepted accounting principles, including, without limitation, notes, bonds, debentures, mortgages and other similar instruments, the long-term portion of revolving credit lines, capitalized leases and guarantees of any such obligation of another Person.

     Indemnified Person: shall mean the Owner Participant, the Owner Trustee in its individual capacity and as the Owner
Trustee, and any Affiliate of any of the foregoing and their respective successors, assigns, officers, directors, servants and agents.

     Indemnity Payment:  shall have the meaning specified in
Section 2.2 of the Tax Indemnification Agreement.

     Insured Perils:  shall have the meaning given such term in
Section 9.01(a) of the Lease.

     Interim Term:  shall mean the period commencing on the First
Closing Date and ending on the Basic Lease Term Commencement
Date, or such shorter term as may result from earlier termination of the Lease as provided therein.

     Lease: shall mean the Lease Agreement dated as of December
1, 1988 between the Lessee and the Owner Trustee, as Lessor, substantially in the form of Exhibit A to the Participation
Agreement.

     Lease Term: shall mean the term of the Lease, including the Interim Term, the Basic Term and all Renewal Terms.

     Lease Termination Date: shall mean, with respect to a Facility, the 20th anniversary of the Basic Lease Term
Commencement Date or, if the Lease is renewed, the last day of the final Renewal Term.

     Lessee: shall mean Gottschalks, Inc., a Delaware corporation, and its permitted successors and assigns.

     Lessor: shall mean the Owner Trustee, as Lessor under the Lease.

     Lessor Liens: shall mean Liens for which the Lessee is not responsible and which result from (i) non-payment by Owner Trustee of any taxes imposed on or measured by the net income of the Trust Estate, (ii) nonpayment by Owner Participant of any taxes imposed on or measured by its net income or the net income of the consolidated group of taxpayers of which it is a party, or
(iii) any act of or claim against Owner Trustee in its individual capacity or as such Owner Trustee or against Owner Participant arising out of events or conditions not related or connected to any transaction contemplated by the Basic Documents, except in each case Liens which arise in connection with any act by the Lessee or imputed to Owner Participant or Owner Trustee solely by reason of its interest in any Facility or arise in connection with any default by Lessee under any Basic Document.

     Lien: shall mean any lien, mortgage, encumbrance, pledge, charge, lease, easement, servitude or security interest or any interests similar to the foregoing, including those arising under conditional sales or other title retention agreements.

     Madera Bill of Sale: shall mean the bill of sale, severance agreement and grant deed, substantially in the form of Exhibit E to the Participation Agreement, pursuant to which the Lessee will transfer the Madera Facility to the Owner Trustee.

     Madera Facility: shall mean the distribution facility operated by the Lessee, located in the Town of Madera, Madera County, California, transferred to the Owner Trustee pursuant to the Madera Bill of Sale, as more particularly described in
Schedule I thereto.

     Madera Ground Lease: shall mean the Ground Lease, dated as of the Third Closing Date, between the Ground Lessor and the Ground Lessee, substantially in the form of Exhibit H to the Participation Agreement.

     Madera Lease Supplement: shall mean the lease supplement, substantially in the form of Exhibit 1 to the Lease, evidencing the lease of the Madera Facility and the sublease of the Madera
Site.

     Madera Site: shall mean the land described in Exhibit A to the Madera Ground Lease.

     1933 Act: shall mean the Securities Act of 1933, as amended.

     1934 Act: shall mean the Securities Exchange Act of 1934, as amended.

     Net Economic Return: shall mean the Owner Participant's net after-tax yield, and the timing and magnitude of net after-tax cash flow used in calculating Basic Rent Factors and the Stipulated Loss Value percentages; provided, however, that (a) if the Cost of Funds exceeds 8.86% on the Second Closing Date or the Third Closing Date, the pre-tax yield component of Net Economic Return will be increased by a corresponding amount and the Basic Rent Factors and Stipulated Loss Value percentages will be adjusted in accordance with Section 3.04 of the Lease, (b) if there is a recalculation under Section 3.04(a)(ii) of the Lease caused by the failure of the transactions contemplated by the Participation Agreement with respect to the Stockton Facility to occur, the net after-tax yield component of Net Economic Return will be increased by 50 basis points, and (c) if there is no such increase as contemplated by clause (b) above, but if there is a recalculation under Section 3.04(a)(ii) of the Lease caused by the failure of the transactions contemplated by the Participation Agreement with respect to the Madera Facility to occur, the net after-tax yield component of Net Economic Return will be increased by 50 basis points.

     Non-Severable Alteration: shall mean any Alteration other than a Severable Alteration.

     Officer's Certificate: shall mean as to any corporation, a certificate signed by a Responsible Office of such corporation.

     Overall Transaction: shall mean all of the transactions and activities referred to or contemplated by the Basic Documents.

     Overdue Interest Rate: shall mean a rate per annum equal to three percent per annum over the Base Rate.

     Owner Participant:  shall mean General Foods Credit
Investors No. 2 Corporation, a Delaware corporation.

     Owner Trust:  shall have the meaning specified in the Tax
Indemnification Agreement.

     Owner Trustee: shall mean Manufacturers Hanover Trust Company of California, not in its individual capacity, except as provided in the Participation Agreement or any other Basic Document, but solely as trustee under the Trust Agreement.

     Participation Agreement:  shall mean the Participation
Agreement dated as of December 1, 1988, among the Lessee, the Owner Participant and the Owner Trustee.

     Parts: shall have the meaning specified in Section 8.02 of the Lease.

     Permitted Contest:  shall mean any contest permitted by
Section 8.09 of the Lease.

     Permitted Encumbrances: shall mean (a) Permitted Liens other than the Permitted Liens referred to in clauses (g) and (h) of the definition of Permitted Liens; (b) the following easements, encroachments and matters (subject to the proviso following subclause (iii) below): (i) railroad access, drainage, drain access and other easements, restrictions and encumbrances (other than liens securing the payment of money or the performance of other obligations), (ii) any encroachments onto a Site by improvements located principally on adjacent land, and
(iii) from the date on which the survey required by Section 4.02(j) of the Participation Agreement is delivered to the Owner Participant, matters specified in such survey; provided, however, that in the reasonable judgment of the Owner Participant such easements, encroachments or matters described in subclauses (i) through (iii) of this clause (b) do not and cannot at any time, either individually or in the aggregate, materially interfere with or disrupt the peaceful and quiet use, possession, maintenance and repair of, and access to, a Facility or a Site, or the operation of the Facility or the Site in an efficient and economic manner and in accordance with all the standards and other provisions of Article VIII of the Lease; and (c) standard exclusions under the ALTA Leasehold Owners Policy, 1975 Revisions and the ALTA Leasehold Loan Policy, 1975 Revisions;

     Permitted Liens: shall mean (a) the respective rights and interests of the Lessee, the Owner Trustee and the Owner Participant as provided in the Basic Documents, (b) Lessor Liens,
(c) Liens for taxes and assessments either not yet delinquent or which are the subject of a Permitted Contest, (d) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business or in the course of constructing, equipping or installing a Facility for amounts which either are not yet due, or the enforcement of which has been stayed pending a Permitted Contest or which are the subject of a Permitted Contest so long as such proceedings shall not involve the possibility of the sale, forfeiture, or loss of any part of the Facility, title thereto or any interest therein and shall not interfere with the use or disposition of the Facility or the payment of Rent, (e) Liens which have been bonded in full within 15 days after filing of the Lien for record by a responsible corporate surety in the amount of the claim of lien, or stayed pending appeal pursuant to a Permitted Contest, or which are being appealed pursuant to a Permitted Contest, (f) mineral rights, utility access and other easements or servitudes the use and enjoyment of which, individually and in the aggregate, do not and will not at any time materially interfere with the peaceful and quiet use, possession, maintenance and repair of, and access to, the Facility or a Site or the operation of the Facility in an efficient and economic manner in accordance with all of the standards and other provisions of the Lease, (g) Liens on any Parts owned by the Lessee and referred to in the first sentence of Section 8.05 of the Lease, and (h) Permitted Encumbrances other than those set forth in clause (c) of the definition of "Permitted Encumbrances" and, assignments and subleases permitted by Section 13.01 of the Lease.

     Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, nonincorporated or unincorporated organization or government or any agency or political subdivision thereof.

     Plans and Specifications: shall mean the plans and specifications for the construction, operation and maintenance of a Facility.

     Prudent Industry Practice: shall mean any of the practices, methods and acts, which, in the exercise of reasonable judgment in the light of the facts (including, but not limited to, the practices, methods and acts engaged in or approved by a significant portion of companies operating similar businesses) known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with reliability and safety. Prudent Industry Practice shall not include any practice, method or act by the Lessee at any other Facility owned or leased by the Lessee which practices, methods and acts would, if taken into account, lower the practices, methods and acts of the industry below those which exist without taking into account such practices, methods and acts of the Lessee.

     Redelivery: shall mean redelivery of a Facility at the expiration or earlier termination of the Lease as provided in
Article X of the Lease.

     Regulations:  shall mean the Treasury Regulations (including
Temporary or proposed Regulations) promulgated or issued under the Code, as amended from time to time.

     Renewal Notice:  shall have the meaning given such term in
Section 4.02 of the Lease.

     Renewal Term:  shall mean a Fixed Rate Renewal Term or a
Fair Market Renewal Term, as the case may be, or such shorter period as may result from earlier termination of the Lease as provided therein.

     Rent: shall mean Basic Rent and Supplemental Rent, collectively, under the Lease.

     Rent Payment Date: shall mean each six-month anniversary of the Basic Lease Term Commencement Date during the Lease Term.

     Responsible Officer: shall mean, as to any corporation, the Chairman of the Board of Directors, the President, any Vice
President, the Secretary or the Treasurer of such corporation.

     Risk Insurance Amount: shall have the meaning given such term in Section 9.01(a) of the Lease.

     SEC:  shall mean the Securities and Exchange Commission.

     Second Closing Date:  shall mean the date on which the Owner
Participant will make available its Commitment with respect to the Stockton Facility, as established pursuant to Section 4.02(w) of the Participation Agreement.

     Severable Alteration: shall mean any Alteration that is at all times readily removable from a Facility without causing material damage to the remainder of the Facility or causing the Facility to fail to comply with any of the standards or other provisions required by Article VIII of the Lease.

     Sites: shall mean the Bakersfield Site, the Madera Site and the Stockton Site.

     Stipulated Loss Value: shall mean, with respect to a Facility as of any Determination Date, an amount equal to the sum of (a) the product of (i) the sum of the Commitment for such Facility multiplied by (ii) the percentage set forth in Schedule 2 to the Lease opposite such Determination Date (as such percentage may be adjusted from time to time pursuant to Section
3.04 of the Lease and Section 6 of the Tax Indemnification Agreement); provided, however, that the "Stipulated Loss Value" as of any date during any Renewal Term shall be the amount determined pursuant to Section 4.03 of the Lease.

     Stockton Bill of Sale: shall mean the bill of sale and grant deed, substantially in the form of Exhibit C to the Participation Agreement, pursuant to which the Lessee will transfer the Stockton Facility to the Owner Trustee.

     Stockton Facility: shall mean the department store operated by the Lessee, located in the City of Stockton, San Joaquin County, California, transferred to the Owner Trustee pursuant to the Stockton Bill of Sale, as more particularly described in
Schedule I thereto.

     Stockton Ground Lease:  shall mean the Sherwood Mall
Shopping Center Lease, dated March 24, 1987, between the Stockton
Ground Lessor, as landlord, and the Lessee, as tenant.

     Stockton Ground Lessor:  shall mean Stone Bros. and
Associates, a California general partnership.

     Stockton Site: shall mean the land described in Exhibit B to the Stockton Ground Lease.

     Supplemental Rent: shall mean any and all amounts, liabilities and obligations other than Basic Rent that the Lessee assumes or agrees to pay under any of the Basic Documents, including, without limitation, payments to any Indemnified Person, payments under the Lease of Stipulated Loss Value, Fair Market Sales Value, Fair Market Rental Value or any amount computed by reference to any thereof, payments required to be made by the Lessee with respect to the Ground Leases, payments under the Tax Indemnification Agreement, and any damages for breach by the Lessee of any covenants, representations, warranties or agreements in any of the Basic Document.

     Tangible Net Worth: shall mean, with respect to any Person at any date, all amounts which, in conformity with generally accepted accounting principles, would be included under shareholder's equity on the consolidated balance sheet of such Person at such time; provided, that, in any event, such amounts are to be net of amounts carried on the books of such Person for
(a) any writeup in the book value of any assets of such Person resulting from a revaluation thereof subsequent to the First Closing Date; (b) treasury stock, (c) unamortized debt discount expense, (d) any cost of investments in excess of net assets acquired at any time of acquisition, and (e) patents, patents application, copyrights, trademarks, tradenames, goodwill, experimental or organizational expenses and other like intangibles.

     Taxes: shall mean any fee (including, without limitation, any documentation, license or registration fee), any tax (including, without limitation, any income, gross receipts, franchise, doing business, sales, use, property (personal and real, tangible and intangible) and stamp tax), levy, impost, duty, charge, assessment, or withholding of any nature whatsoever, together with any penalty, fine, addition to tax and interest thereon.

     Tax Affiliate: shall mean any Affiliate of or any shareholder of any Person or any Person related to another Person within the meaning of Section 318 of the Code or Rev. Proc. 7521, 1975-1 C.B. 715.

     Tax Indemnification Agreement:  shall mean the Tax
Indemnification Agreement dated as of December 1, 1988, between the Lessee and the Owner Participant, substantially in the form of Exhibit I to the Participation Agreement.

     Tax Loss:  shall have the meaning given such term in Section
2.2 of the Tax Indemnification Agreement.

     Third Closing Date: shall mean the date on which the Owner
Participant will make available its Commitment with respect to the Madera Facility, as established pursuant to Section 4.02(w) of the Participation Agreement.

     Transaction Expenses: shall mean the fees, expenses, disbursements and costs incurred in connection with the preparation, execution and delivery of the Participation Agreement, the Basic Documents and related documentation (as well as any amendments, supplements, waivers or consents with respect to any of the foregoing to the extent entered into on or before the related Closing Date) and the closing on a Closing Date, including, without limitation:

     (a) the reasonable fees, expenses and disbursements of the counsel referred to in Section 4.02(q) of the Participation
Agreement, except the fees and disbursements of Lessee's counsel;

     (b) the fees and expenses of the surveyor referred to in
Section 4.02(i) and Section 6.01(j) of the Participation
Agreement;

     (c) fees for title insurance obtained pursuant to Section
4.02(j) of the Participation Agreement;

     (d)  the fees and expenses of the Appraiser;

     (e) the initial fees of the Owner Trustee, together with all ongoing fees of such trustee if such fees are payable in a lump sum at the time the initial fees of such trustee shall be payable;

     (f) printing and other document reproduction and distribution expenses and all fees, taxes and other charges payable in connection with the recording or filing of instruments and financing statements described in the Participation Agreement as required pursuant to the provisions of any Basic Document;

     (g) the fees and expenses of Prudential-Bache Securities, Inc. in connection with the Overall Transaction; and

     (h) the out-of-pocket.expenses of Owner Participant, including computer charges.

     Transfer or Transferred: shall mean the transfer of all right, title and interest of a Lessor, without recourse, representation or warranty, express or implied, except that such transfer shall include a warranty as to the non-existence of any Lessor Liens as of the date of transfer.

     Transferee:  shall mean any Person to which an Owner
Participant has transferred its interest in the Basic Documents in accordance with Article X of the Participation Agreement.

     Trust Agreement:  shall mean the Trust Agreement dated as of

                                                  SCHEDULE 3.01
ADDRESSES FOR PAYMENTS AND NOTICES
GOTTSCHALKS, INC.:
Notices:  860 Fulton Mall
          Fresno, California  93721
          Attention:  Chief Financial Officer

Payments: Wells Fargo Bank, N. A.
          Main Office, San Francisco
          Account No. 4192-049534

MANUFACTURERS HANOVER TRUST COMPANY OF CALIFORNIA:

Notices:  50 California Street
          lOth Floor
          San Francisco, California  94111
          Attention:  Corporate Trust Administration

Payments: Wells Fargo Bank, N. A.
          Main Office, San Francisco
          Account No. 4001-179936

GENERAL FOODS CREDIT INVESTORS NO. 2 CORPORATION

Notices:  120 Park Avenue
          New York, New York  10017
          Attention:     Director, Lease Financing Philip Morris
                         Credit Corporation

Payments: Citibank, N. A.
          399 Park Avenue, New York, New York
          Account No. 3024-1278